Exhibit 10.8

Chubb Limited
Outside Directors Compensation Parameters

•	Annual Retainer Fee of $325,000. Paid $190,000 in restricted stock and $135,000 cash or, at the election of the director, $325,000 in restricted stock. Includes expectation of service on up to two committees (not counting service on Executive Committee). No fees are payable for regular board or committee meetings.

•	Annual premiums for committee chairs and Lead Director:

—     Audit–$40,000
—     Compensation–$25,000
—     Nominating & Governance–$25,000
—     Risk & Finance–$35,000
—     Lead Director–$100,000

•	Annual premiums for selected committee service (non-chair): None.

•	Committee chair and Lead Director service premiums are payable in cash quarterly or, at the election of the director, in restricted stock annually.

•	Meeting fees for “special” meetings (required to consider transactions or other special circumstances, as determined jointly by the Lead Director and Chairman): $2,000 per telephone meeting, $3,000 for ‘in person’ meetings. Payable in cash quarterly. Meeting fees as described in this paragraph shall be payable as determined by the Nominating & Governance Committee, but in all cases subject to availability, taking into account paid and allocable Retainer Fees and premiums described above, within the annual compensation cap approved by shareholders.

•	Restricted stock will be awarded at beginning of the plan year (i.e. the date of the Annual General Meeting) and become non-forfeitable at end of the plan year, provided that the grantee has remained a Chubb director continuously during that plan year. Increases shall be paid on a pro-rated basis, based on date of award.

Last Amended or Reviewed: February 2024